SUBLEASE AGREEMENT

                                     BETWEEN

                    VANITY FAIR INTIMATES, INC., SUBLANDLORD

                                       AND

                           PROMO TEL, INC., SUBTENANT

      THIS SUBLEASE, made as of the 16 day of October, 1996, between Vanity Fair Intimates, Inc., a New York corporation, having an office at 5-9 West 37th Street, New York, New York (hereinafter referred to as "Sublandlord") and Promo Tel, Inc., a Nevada corporation, having an office at 500 Fifth Ave, Suite 424, NY, NY (hereinafter referred to as "Subtenant").

                              W I T N E S S E T H:

      WHEREAS:

      A. By lease, dated May 15, 1993 (the "5th Floor Lease") and May 19, 1993 (the "4th Floor Lease"; collectively with the 5th Floor Lease, the "Lease"), 8-14 West 38th Street Corp., by its agent, Time Equities, Inc. ("Landlord") leased to Sublandlord certain space in the building known as 8-16 West 38th Street, New York, New York; and

      B. Sublandlord and Subtenant desire to consummate a subleasing of certain space so leased to Sublandlord in 8-16 West 38th Street, New York, New York on the terms and conditions contained in this Sublease.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, it is hereby agreed as follows:

      1. Premises. Sublandlord hereby subleases to Subtenant the entire fourth and fifth floors in the building (the "Building") located at and known as 8-16 West 38th Street, New York, New York, more specifically referred to on the floor plans attached hereto as Exhibit A (hereinafter referred to as the "Premises"). The Premises shall be delivered to Subtenant in broom-clean condition.

      2. Term. The term of this Sublease shall commence on the later to occur of
(i) the date that both the entire fourth and fifth floors of the Building are available for the occupancy of Subtenant or (ii) the day following the receipt of Landlord's written consent to this Sublease pursuant to Paragraph 6 hereof (the "Commencement Date") and shall expire on March 28, 2001 (the "Expiration Date"), subject to rights of earlier termination as specifically set forth herein.

      3. Fixed Rent. Notwithstanding the determination of the Commencement Date pursuant to Article 2 hereof, payment of the fixed rent (the "Fixed Rent") for the Premises during the term of this Sublease shall commence on July 1, 1997, with respect to the fourth floor of the Building (i.e., one-half of the Fixed Rent payable under the schedule set forth below), and September 1, 1997, with respect to the fifth floor of the Building (i.e., one half of the Fixed Rent payable under the schedule set forth below); (the "Rent Commencement Dates"), and end on the Expiration Date, to be paid by Subtenant to Sublandlord, at Sublandlord's office (or such other location as Sublandlord shall designate) in lawful money of the United States, on the first day of each month following the respective Rent Commencement Dates during the Sublease term, without notice or demand or any set-off, off-set, abatement or reduction in the amounts and manner set forth below:

       Rent Commencement Date                     at the rate of $290,000.00
       February 28, 1998                          per annum payable in monthly
                                                  installments of $24,166.67

       March 1, 1998 -                            $297,250.00
       February 28, 1999                          per annum payable in monthly
                                                  installments of $24,770.83

       March 1, 1999 -                            $304,681.25
       February 29, 2000                          per annum payable in monthly
                                                  installments of $25,390.10

       March 1, 2000 -                            $312,298.28
       February 28, 2001                          per annum payable in monthly
                                                  installments of $26,024.86

       March 1, 2001 -                            $320,105.74
       March 28, 2001                             per annum payable in a monthly
                                                  installments of $26,675.48

      Notwithstanding the foregoing, in the event of (i) damage to the Premises by fire or other casualty or (ii) condemnation of the Premises, the rent payable under this Sublease shall be reduced by the same proportionate amount and in the same manner that the rent payable by Sublandlord to Landlord is reduced under the Lease.

      4. Additional Rent. A. Subtenant shall also pay Sublandlord all costs, charges, monies and expenses of Sublandlord under the Lease that are denominated as Additional Rent under the Lease (referred to herein as "Additional Rent") within ten (10) days of notice from Sublandlord (unless otherwise specified herein), in lawful money of the United States, without any set-off, off-set, abatement or reduction. Notwithstanding the foregoing, Subtenant shall not be liable to Sublandlord for any Additional Rent (i) to the extent that such Additional Rent is due to acts or omissions of Sublandlord or (ii) with respect to, or in connection with, the Porter Wage Payment Rider annexed to the 5th Floor Lease as Rider No. 4.

      (a) with respect to the determination of "Tax Payments" payable by Sublandlord throughout the Sublease term, as that term is defined in Rider No. 3 to the Lease (1) the term "Tenant's Percentage" shall mean 19.735% for the entire Premises and (2) the term "Base Tax Year" shall mean the twelve month calendar year period commencing on January 1, 1997 and ending on December 31, 1997.

      B. Additional Rent payable under this Paragraph shall be based upon Real Estate Tax escalation statements or other notices that Subtenant receives from Landlord or Sublandlord. Subtenant shall have the right to question the propriety of or the basis for any such escalation statement to the extent that, and under the terms by which, Sublandlord has such right pursuant to the Lease. In the event that Sublandlord does not have such right, Sublandlord shall be under no obligation to contest any such escalation statement. In any event, Sublandlord shall, at the written request of Subtenant, furnish to Subtenant copies of escalation statements or notices it receives from Landlord.

      C. Notwithstanding Paragraph 3 hereof, Subtenant shall pay


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

Sublandlord on demand all Additional Rent payable hereunder with respect to Subtenant's occupancy of the Premises commencing on the Commencement Date, including, but not limited to, all amounts payable by Subtenant to Sublandlord hereunder for the furnishing of electric current to the Premises pursuant to Paragraph 5 below.

      5. Electricity. With respect to electricity, Sublandlord is not responsible for providing electricity to the Premises. A meter or meters have been installed for purposes of measuring electrical consumption of the Premises and Subtenant shall pay Sublandlord as Additional Rent any and all amounts payable by Sublandlord to Landlord under the Lease for the furnishing of electricity to the Premises. In addition to the metering charges described herein for electricity for the Premises, the Subtenant shall pay Sublandlord as Additional Rent (i) its share of the reasonable out-of pocket administrative costs of reading the sub-meters on a monthly basis incurred by Landlord and
(ii) its "Proportionate Share" of the cost of electricity consumed in the public portions ("Public Light and Power") of the Building. For purposes of this Sublease, "Proportionate Share" shall mean 19.735% of the Public Light and Power. For purposes of this Paragraph, all amounts payable by Subtenant to Sublandlord hereunder for the furnishing of electric current to the Premises shall commence as of the Commencement Date.

      6. Landlord's Consent. Sublandlord represents and Subtenant acknowledges that Landlord must consent in writing to this Sublease for it to be a valid and binding agreement between the parties hereto. In connection therewith, after this Sublease has been


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

executed by both Sublandlord and Subtenant, and Subtenant has paid Sublandlord all monies due hereunder, Sublandlord shall deliver this Sublease to Landlord within seven (7) days of such execution and payment and shall in good faith use reasonable efforts to have Landlord consent in writing to this Sublease. If such written consent of Landlord is not obtained from Landlord and delivered to Subtenant within thirty (30) days of the date a fully executed copy of this Sublease is delivered to Landlord, then Subtenant shall have the option of cancelling this Sublease by delivering written notice of such cancellation to Sublandlord within three (3) business days of the end of the aforesaid thirty
(30) day period. In the event of the exercise of such cancellation option by Subtenant, this Sublease shall be deemed null and void and of no further force and effect and Sublandlord shall promptly return to Subtenant all monies paid to Sublandlord hereunder.

      7. Lease. Except as otherwise expressly provided herein or to the extent inconsistent with this Sublease and except for the obligation to pay fixed rent under the Lease, all of the terms, covenants, conditions and provisions in the Lease are hereby incorporated in, and made a part of this Sublease and such rights and obligations as are contained in the Lease are hereby imposed upon the respective parties hereto to the extent the same relate to the Premises and Subtenant's use of the Premises; this Sublease being substituted for the term "Lease" set forth in the Lease, the Sublandlord herein being substituted for the Landlord named in the Lease and the Subtenant herein being substituted for the Tenant named in the Lease; provided, however, that the Sublandlord herein shall not be liable for any defaults by, or obligations of, Landlord except as specifically set forth herein and any reference to "Landlord" in the Lease with respect to the furnishing of services, utilities, repairs and facilities shall be deemed to refer to Landlord rather than Sublandlord. Notwithstanding the foregoing, Sublandlord agrees to perform its obligations under the Lease to the extent such obligations are not obligations of the Subtenant under this Sublease, including Sublandlord's obligation to pay Fixed Annual Rent to Landlord (provided Subtenant is not In default under this Sublease and has paid Sublandlord all Fixed Rent and Additional Rent due hereunder). If the 4th Floor Lease or the 5th Floor Lease shall be terminated for any reason during the term hereof, then and in that event this Sublease shall thereupon automatically terminate with respect to the floor subject to such lease termination only (unless both the 4th Floor and 5th Floor Leases are terminated in which case this entire Sublease shall automatically terminate) and Sublandlord shall have no liability to Subtenant by reason thereof (unless such termination was due to Sublandlord's default under the Lease). Subtenant shall accede to Sublandlord's rights relating to an improper termination of the Lease by Landlord. Upon the termination of this Sublease, Subtenant shall surrender and deliver the Premises in the same good condition and repair as Subtenant received the Premises on the Commencement Date, reasonable wear and tear excepted. Notwithstanding anything contained `in this Sublease to the contrary, Subtenant agrees that Sublandlord may at any time after the date hereof surrender either the 4th Floor Lease or the 5th Floor Lease or both to Landlord, provided that the Landlord shall deliver a written agreement to Subtenant providing that notwithstanding such surrender the Landlord shall not disturb Subtenant's occupancy of the relevant portion of the Premises so long as Subtenant is not in default hereunder if Subtenant shall at Landlord's election either (i) attorn to Landlord as if Landlord were Sublandlord hereunder on the same terms and conditions contained herein or (ii) enter into a lease with Landlord for the remaining term of the Sublease on the same terms and conditions contained herein.

      8. Renewal. Subtenant shall not have any right or option to extend or renew the term of this Sublease.

      9. As Is. Subtenant has examined the Premises, is aware of the physical condition thereof and agrees to take the same "as is" in its condition as of the date hereof, subject to normal wear and tear, with the understanding that except as set forth in Paragraph 16 hereof there shall be no obligation on the part of the Sublandlord to incur any expense whatsoever in connection with the preparation of the Premises for Subtenant's occupancy thereof and Sublandlord shall have no obligation to perform any alterations, improvements, repairs or decorations either at the time possession is given to Subtenant or any other time during the term of this Sublease.

      10. Use. Subtenant agrees that the Premises shall be used and occupied only for general office purposes in connection with Subtenant's business and consistent with a first-class office building pursuant to the terms of the Lease. Subtenant shall comply with the certificate of occupancy relating to the Premises and with all laws, statutes, ordinances, regulations and requirements of all federal, state and municipal governments and the board of fire underwriters and/or the fire insurance rating organization or similar organization performing the same or similar function, whether now or hereafter in force, applicable to the Premises pursuant to the terms of the Lease.

      11. Landlord's Approval. Except as otherwise specifically provided herein, whenever in this Sublease, Subtenant is required to obtain Sublandlord's consent or approval, Subtenant understands that Sublandlord may be required by the terms of the Lease to first obtain the consent or approval of Landlord. Sublandlord agrees to use its reasonable efforts to cooperate with Subtenant in obtaining any such consent or approval of Landlord. If Landlord should refuse such consent or approval and if such consent is required under the Lease, Sublandlord shall be released of any obligation to grant its consent or approval whether or not Landlord's refusal, in Subtenant's opinion, is arbitrary or unreasonable or improper under the Lease. Subtenant agrees that Sublandlord shall not be required to dispute any determinations or other assertions or claims of Landlord regarding the obligations of Sublandlord under the Lease for which Subtenant is or may be responsible under the terms of this Sublease. Should Sublandlord elect not to dispute any such determinations, assertions or claims by Landlord, Sublandlord hereby grants Subtenant such right as Sublandlord would have had to dispute the same in its own name, without Sublandlord's consent, and the right to resolve such disputes to its own satisfaction, provided that Subtenant shall bear any and all costs and expenses of any such dispute and/or settlement and shall indemnify, defend and hold Sublandlord harmless from and against all liability, loss, damage or expense, including, without limitation, reasonable attorney's fees, which Sublandlord shall suffer or incur by reason of such action, and, provided further, that Sublandlord shall not be bound without its consent, which it will not unreasonably withhold, by any settlement, agreement or resolution reached by Subtenant and Landlord in regard to any such dispute, or by any decree, judgment or penalty resulting therefrom.

      12. Repairs: Services. A. Subtenant acknowledges that it shall, at all times during the term of this Sublease, at its own cost and expense, take good care of the Premises and promptly make all repairs thereto and to the Building, whether structural or non-structural in nature, to the extent caused by or resulting from the carelessness, omission, neglect or improper conduct of Subtenant, Subtenant's servants, employees, invitees or licensees. All the aforesaid repairs shall be of quality or class equal to the work or construction existing immediately prior to the occurrence of such damage. Sublandlord acknowledges that as of the date hereof the Premises is in compliance with the Lease with respect to repairs. Subtenant acknowledges that except to the extent of Subtenant's obligations hereunder, all services, repairs, restorations, equipment and access to and for the Premises and the Building to be provided or performed by the "Landlord" under the Lease and any insurance coverage of the Building, will in fact be provided by Landlord and Sublandlord shall have no obligation during the term of this Sublease to provide any such services, repairs, restorations, equipment, access or insurance except to the extent that any damage, injury or cost is directly caused by the wrongful acts or omissions of the Sublandlord. Subtenant agrees to look solely to Landlord for the furnishing of such services, repairs, restorations, equipment, access and insurance with respect to the Premises. Sublandlord shall in any event be liable to Subtenant (except to the extent that any damage, injury or cost is directly caused by the wrongful acts or omissions of the Sublandlord) nor shall the obligations of Subtenant hereunder be impaired or the performance thereof excused because of any failure or delay on Landlord's part in furnishing such services, repairs, restorations, equipment, access or insurance. If Landlord shall default in any of its obligations to Sublandlord with respect to the Building or Premises, Subtenant shall be entitled to participate with Sublandlord in the enforcement of Sublandlord's rights against Landlord, but Sublandlord shall have no obligation to bring any action or proceeding or to take any steps to enforce Sublandlord's rights against Landlord. If, after written request from Subtenant, Sublandlord shall fail or refuse to take appropriate action for the enforcement of Sublandlord's rights against Landlord with respect to the Premises within a reasonable period of time considering the nature of Landlord's default, Subtenant shall have the right to take such action in its own name and for that purpose only and only to such extent, all of the rights of Sublandlord under the Lease hereby are conferred upon and assigned to Subtenant and Subtenant hereby is subrogated to such right to the extent that the same shall apply to the Premises. If any such action against Landlord in Subtenant's name shall be barred by reason of lack of privity, nonassignability or otherwise, Subtenant may take such action in Sublandlord's name provided Subtenant has obtained the prior written consent of Sublandlord, which consent shall not be unreasonably withheld or delayed, provided that Subtenant hereby agrees that Subtenant shall indemnify, defend and hold Sublandlord harmless from and against all liability, loss, damage or expense, including, with limitation, reasonable attorneys' fees, which Sublandlord shall suffer or incur by reason of such action by Subtenant.

      B. Sublandlord shall deliver to Subtenant notice of any default claimed by Sublandlord or any overlandlord promptly upon its receipt thereof. Anything contained in any provisions of this Sublease to the contrary notwithstanding, Subtenant agrees, with respect to the Premises, to comply with and remedy any such default claimed by Landlord (not caused by Sublandlord) within the period allowed to Sublandlord as Tenant under the Lease. Subtenant agrees to forward to Sublandlord, upon receipt thereof, copies of any notices received by Subtenant with respect to the Premises from

Landlord or from any governmental authorities.

      13. Subordination. This Sublease is subject and subordinate to the Lease and to all ground or underlying leases and to all mortgages which may now or hereafter affect such leases or the real property of which the Premises are a part and all renewals, modifications, replacements and extensions of any of the foregoing. This paragraph shall be self-operative and no further instrument of subordination is required and to confirm such subordination, and Subtenant shall execute promptly any certificate that Sublandlord may request.

      14. Broker. A. Subtenant covenants, represents and warrants that Subtenant has had no dealings or communications with any broker or agent in connection with the consummation of this Sublease except with Julien J. Studley, Inc. and the ATLAS organization (collectively, the "Broker") and Subtenant covenants and agrees to hold harmless, indemnify and defend Sublandlord from and against any and all claim, damage, cost, expense (including, without limitation, attorneys' fees) or liability for breach of the foregoing representation. Sublandlord agrees to pay the Broker, pursuant to a separate agreement, a commission for the consummation of this Sublease.

      B. Sublandlord covenants, represents and warrants that Sublandlord has had no dealings or communications with any broker or agent in connection with the consummation of this Sublease except with the Broker and Sublandlord covenants and agrees to hold harmless, indemnify and defend Subtenant from and against any and all claim, damage, cost, expense (including, without limitation, attorneys' fees) or liability for breach of the foregoing representation.

      15. Security. A. As security for the faithful performance and observance by Subtenant of the terms, provisions, covenants and conditions of this Sublease, Subtenant shall maintain in effect at all times during the term hereof, except as provided hereinafter, One Hundred Thousand ($100,000.00) Dollars as a security deposit (the "Security Deposit"). The Security Deposit shall be deposited with Sublandlord by Subtenant in three installments at the following intervals: $25,000.00 upon the execution of this Sublease; $25,000.00 upon the execution of this Sublease; $25,000.00 upon the delivery to Subtenant by Sublandlord of the seventh floor of the building located at 5-9 ,West 37th Street pursuant to the terms of that certain letter agreement, dated October __, 1996, between Sublandlord and Subtenant; and $50,000.00 on the Commencement Date. Following the initial twelve (12) months, twenty-four (24) months and thirty-six (36) months of the Sublease term, respectively, provided that Subtenant shall not be in default hereunder (after applicable notice and grace period) at any of such times, Sublandlord shall deduct twenty-five percent (25%) of the Security Deposit from the amount of the Security Deposit remaining deposited with Sublandlord at such times and shall credit such amount against the Fixed Rent due to Sublandlord for the immediately following months (i.e., the 13th, 25th and 37th months) during the term hereof.

      B. Upon a default by Subtenant under this Sublease after notice, if required, and an opportunity to cure, if provided, Sublandlord may draw against the security deposit but only in such amounts as may be required to cure such default.

      C. In the event Subtenant defaults in respect of any of the terms, provisions, covenants and conditions of this Sublease, including but not limited to, the payment of Fixed Rent or Additional Rent, Sublandlord may use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of Fixed Rent and Additional Rent or any other sum as to which Subtenant is in default or for any sum which Sublandlord may expend or may be required to expend by reason of Subtenant's default in respect of any of the terms, provisions, covenants, and conditions of this Sublease, including but not limited to, any damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord. In the event Sublandlord applies or retains any portion or all of the Security Deposit delivered hereunder, Subtenant shall forthwith restore the amount so applied or retained so that at all times the amount deposited shall not be less than the Security Deposit required hereunder.

      16. Alterations: Equipment Allowance. A. Subtenant may make no changes, alterations, additions, improvements or decorations in, to or about the Premises throughout the Sublease term without the Landlord's and Sublandlord's prior written consent, such consent not to be unreasonably withheld or delayed by Sublandlord where Landlord has consented thereto. Subtenant shall further ensure that any alterations, improvements, additions or installations to be completed by Subtenant at the inception of the Sublease term shall comply with all applicable provisions of the Lease.

      B. Sublandlord agrees to provide Subtenant with an allowance in the amount of One Hundred Thousand $100,000.00) to be applied toward the aggregate purchase price to be paid by Subtenant to Sublandlord for the purchase of certain equipment and furniture presently within the Premises subsequent to the date hereof pursuant to a separate purchase agreement between Sublandlord and Subtenant, which purchase price shall equal the fair market value of such equipment and furniture as mutually determined by the Sublandlord and Subtenant. In the event that the purchase price of such equipment and furniture is less than One Hundred Thousand Dollars ($l00,000.00), the remaining amount of the equipment and furniture allowance shall be added to the Security Deposit, e.g., if the purchase price of the equipment and furniture is $75,000.00 the Security Deposit shall automatically be increased to $125,000.00 without additional payment by Subtenant. In the event that the fair market value of such equipment and furniture cannot be mutually agreed upon by the Sublandlord and Subtenant, any discrepancy will be finally determined by the Manager of Corporate Real Estate for VF Corporation.

      17. Non-Disturbance. So long as Subtenant pays all of the Fixed Rent and Additional Rent due under this Sublease and performs all of Subtenant's other obligations hereunder, Sublandlord shall not disturb or terminate Subtenant's leasehold estate hereunder or Sublandlord's peaceful and quiet enjoyment of the Premises,


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

subject, however to the terms, provisions and obligations of the Lease and this Sublease.

      18. Security of Premises. Subtenant acknowledges that Subtenant shall be solely responsible for securing and maintaining the security of the Premises and that Sublandlord shall have no obligation or liability of any nature whatsoever relating to the security of the premises.

      19. Inapplicable Lease Provisions. A. For purposes of this Sublease the following articles, sections or described portions of the Lease shall not be deemed incorporated or made a part of the Sublease: the "Witnesseth" clauses with respect to the description of the Demised Premises and the term of the Lease, Article 2, the amount of security set forth under Article 34, the Fixed Annual Rent Schedule, the second sentence of Article 38, the last sentence of Section B of Article 43, subsection (ii) of Section B of Article 46, the last sentence of Section B of Article 46, Section C of Article 46, the first sentence of Section B of Article 47, Section C of Article 51, the third sentence of
Article 53, subsection (e)* of Article 58, paragraphs 1, 6, 10-17, 19 and 20 of the Supplemental Rider to the 5th Floor Lease, paragraphs 1, 6, 11-15, the words "and seventh" in the third sentence of 16, the seventh sentence of 16, 17-19, 21, 22 of the Supplemental Rider to the 4th Floor Lease, Rider No. 4 (Porter Wage Payment Rider) to the 5th Floor Lease and Exhibits A, B and C.

            B. For purposes of this Sublease the following articles or sections of the 5th Floor Lease shall be amended as follows: the term "exclusive use" in paragraph 5 of the Supplemental Rider to the Lease shall be construed to mean "mutual use with the tenant of the 7th floor" and the figure "19.67%" in paragraph 8 of the Supplemental Rider shall be construed to mean "9.835%".

      20. Initial Payments. Concurrently with Subtenant's execution and delivery of this Sublease, Subtenant shall pay Sublandlord the $25,000.00 initial Security Deposit installment. Notwithstanding the foregoing, this Sublease shall not be binding upon the parties and Sublandlord shall not grant Subtenant possession of the Premises unless and until (a) it is signed by Sublandlord and Subtenant, (b) Subtenant pays Sublandlord all monies due hereunder and (c) Landlord consents to this Sublease. If, for any reason other than the bad faith conduct of Subtenant, Landlord fails to consent to this Sublease and possession of the Premises is not delivered to Subtenant, all sums paid by Subtenant to Sublandlord shall be returned to Subtenant. Notwithstanding the foregoing, in the event that Sublandlord cannot deliver possession of the fourth and fifth floors of the Building to Subtenant by May 1, 1997, through no fault of Subtenant and for reasons or causes which are within the control of Sublandlord (excluding, without limitation, casualty or fire damage to the Premises, condemnation of the Premises, strikes or other labor troubles, declaration of national emergency, force majeure, etc.), Sublandlord shall pay Subtenant $500.00 per day in liquidated damages for each day that delivery of the fourth and fifth floors is delayed past May 1, 1997. Any such amount of liquidated damages accruing to the benefit of Subtenant shall be credited against the Fixed Rent due to Sublandlord. In the event that Sublandlord cannot so deliver possession of the fourth and fifth floors of the Building to Subtenant by September 1, 1997, then this Sublease shall be deemed null and void and of no further force and effect as of such date and the Security Deposit paid to Sublandlord by Subtenant shall be returned to Subtenant.

      21. Assignment. Subtenant shall not assign, encumber, transfer or further sublet its interest in this Sublease or otherwise allow the Premises to be used by others, without the prior written consent of Sublandlord and Landlord, and unless any such assignment, encumbrance, transfer, subletting or allowance complies with the conditions set forth under Article 50 of the Lease. In the event of a permitted assignment, sub-sublet or transfer hereunder, in which Subtenant receives consideration in excess of the rent payable to Landlord by Sublandlord under the Lease, Subtenant shall pay to Sublandlord, as Additional Rent hereunder, all amounts payable to Landlord by Sublandlord pursuant to Section L. of Paragraph 50 of the Lease.

      22. Insurance. A. Subtenant shall obtain and keep in full force and effect during the Sublease term, at its own cost and expense, to protect Subtenant, Sublandlord, Landlord, any lessor, any mortgagee, and any of their respective agents, as insureds or additional insureds, public liability insurance and insurance for all property within the Premises in accordance with the terms of the 4th Floor Lease and the 5th Floor Lease.

      B. Nothing contained in this Sublease shall relieve Subtenant from liability that may exist as a result of damage to the Premises from fire or other casualty, but each party shall look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage to the Premises resulting from fire or other casualty. To the extent that such insurance is in force and collectible and to the extent permitted by law, Sublandlord and Subtenant each hereby releases and waives all right of recovery against the other or anyone claiming through or under the other by way of subrogation or otherwise. The foregoing release and waiver shall be in force only if the insurance policies of the Sublandlord and Subtenant provide that such release or waiver does not invalidate the insurance. If the inclusion of said provision would involve an additional expense, either party, at its expense, may require such provision to be inserted in the other's policy.

      23. Hold-Over. Upon the termination of this Sublease, Subtenant shall quit and surrender the Premises to Sublandlord broom-clean and in the order, condition and repair of the Premises as existed at the Commencement Date, except for ordinary wear and tear, and in accordance with the applicable provisions of the Lease. If the Premises are not surrendered upon the termination of the Lease, Subtenant hereby indemnifies and holds harmless Sublandlord from and against all loss, cost, liability, claim, damage and expense (including, without limitation, reasonable attorneys' fees) resulting from delay by Subtenant in so rendering the Premises (exclusive of delays directly caused by Sublandlord), and Subtenant, at the option of Sublandlord, shall be deemed to be occupying the premises as a tenant from month to month, at a monthly rental equal to the monthly rental payable by Sublandlord to Landlord in the event of a "hold-over" occupancy under Paragraph 40 of the Lease (one and one-half times the aggregate of the Fixed Annual Rent and Additional Rent payable by Sublandlord to Landlord during the last month of the Lease term) and Subtenant shall be subject to all of the other terms of this Sublease insofar as the same are applicable to a month to month tenancy. Subtenant's obligations under this Paragraph shall survive the termination of the Sublease.

      24. Default. A. In the event that Subtenant shall default in the performance of any of the terms, covenants and conditions on its part to be performed or observed under this Sublease and the same are not cured at least five (5) days prior to the expiration of the time for the curing thereof under the Lease, or if the said default or omission shall be of a nature that the same cannot be completely cured or remedied within such period, and if Tenant shall not have diligently commenced curing such default within such period and shall not thereafter with reasonable diligence and in good faith proceed to remedy or cure such default, then the Sublandlord shall have the same rights and remedies with respect to such default as are given to Landlord under the Lease with respect to defaults by the Tenant under the Lease, all with the same force and effect as though the provisions of the Lease with respect to defaults and the rights and remedies of Landlord thereunder in the event thereof were set forth at length herein; provided, however, that if Subtenant shall default in the performance of any of the Subtenant's obligations hereunder or under the Lease, Sublandlord, without thereby waiving such default, may, at Sublandlord's option, perform the same for the account and at the expense of Subtenant. If Sublandlord makes any expenditures or incurs any obligations for the payment of money, including, without limitation, attorneys' fees, in instituting; prosecuting or defending any action or proceeding, by reason of any default of Subtenant under this Sublease, such sums paid or obligations incurred, with interest thereon at the rate of 1.25% per month, computed from the date such expenditure was made or obligation incurred to and including the date of payment, shall be deemed to be Additional Rent and shall be paid by Subtenant to Sublandlord on demand.

      B. Modifying Section B of Article 47 of the Lease, if Subtenant shall fail to pay all or any part of any installment of Fixed Rent and/or Additional Rent for more than five (5) days after the same shall have become due and payable, the Tenant shall pay as Additional Rent promptly upon demand by Sublandlord a late charge of five (5) cents for each dollar of the amount of any Fixed Rent and/or Additional Rent which shall not have been paid to Sublandlord within such five (5) days after becoming due and payable.

      C. Supplementing Article 17 of the Lease, the phrases "either by force or otherwise" and "or otherwise" are reinserted where previously deleted in subsection (2) thereof.

      25. Air-conditioning. A. Throughout the term hereof, Subtenant shall repair and maintain all air-conditioning equipment serving solely the premises and located within the premises at its sole cost and expense, e.g., the individual air-conditioning units located on the fourth and fifth floors. Subtenant shall also pay Sublandlord, within ten (10) days of written request, two-thirds of all costs incurred by Sublandlord for the repair and maintenance of all air-conditioning equipment `which is part of the common equipment that serves the fourth, fifth and seventh floors of the Building (e.g., the cost of maintenance for the cooled water tower on fourth floor), which repair and maintenance shall be provided by Sublandlord pursuant to a repair and maintenance agreement with a third party contractor, provided, however, that if the common air-conditioning equipment which serves the fourth, fifth and seventh floors of the Building shall fail to function properly due to Subtenant's misuse or negligent use of any air-conditioning equipment, and the payment for the repair of such malfunction is not covered by said repair and maintenance agreement, Subtenant shall be responsible for all costs and expenses of repairing such malfunction.

      B. Subtenant shall pay Sublandlord, within ten (10) days of written request, two-thirds (2/3) of all costs incurred in operating the common air-conditioning equipment serving the fourth, fifth and seventh floors of the Building, including, without limitation, all additional electricity charges relating to the use of such equipment, i.e., the charges for the electricity used in the operation of the cooled water tower on the fourth floor as measured by a separate submeter.

      C. All payments to be made to Sublandlord by Subtenant pursuant to Paragraphs A and B of this Article shall be deemed Additional Rent.

      26. Notice. Any notice, demand or communication which under the terms of this Sublease or under any statute or regulation must or may be given or made by the parties hereto, shall be in writing and given or made in person or by priority service delivery of a nationally recognized overnight courier or by mailing the same by registered or certified mail, return receipt requested, addressed to the party for whom intended at its address as aforesaid, provided, however, that a copy of any notice, demand or communication given or made to Sublandlord hereunder shall also be given in the same manner to Mr. Michael Martin, VF Corporation, Inc., 1047 N. Park Road, Wyomissing, PA 19610 and that a copy of any notice, demand or communication given or made to Subtenant hereunder shall also be given in the same manner to Peter Korda, Esq., Orrick Herrington & Sutcliff, 666 Fifth Ave., New York, NY 10103. Either party may designate such new or other address to which such notices, demands or communications thereafter shall be given made or mailed by notice given in the manner prescribed herein. Any notice, demand or communication shall be deemed given or served, as the case may be, on three business days after the date of posting thereof, or if hand delivered, on the date of delivery, or if by priority service of any nationally recognized overnight courier, on the next business day after delivery to such courier.

      27. Entire Agreement. This Sublease constitutes the entire agreement between the parties and all representations and understandings have been merged herein.

      28. Lease Surrender. In the event of the surrender of the Lease to Landlord and the execution of a non-disturbance agreement by Landlord pursuant to Article 7 hereof, Sublandlord shall be and hereby is relieved and freed of all obligations of Sublandlord under this Sublease.

      29. Successors and Assigns. This Sublease shall inure to the benefit of all parties hereto, their successors and permitted assigns.

      30. Amendment. This Sublease may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

      31. Counterparts. This Sublease may be executed in one or more counterparts, all of which taken together shall constitute a single agreement.

      32. Estoppel. Sublandlord affirms that, the Lease is in full force and effect, and to the knowledge of Sublandlord, there exists no material default by Landlord or Sublandlord under the Lease and no condition currently exists which, with the passage of time, would constitute a material default under the Lease.

      33. Default by Sublandlord. In the event of a default by Sublandlord under the Lease for failure to pay Fixed or Additional Rent thereunder (assuming Tenant is not in default under this Sublease and has timely paid all Fixed Rent and Additional Rent due hereunder), Sublandlord shall remedy such default in the manner and within the time period set forth in the Lease. In the event Sublandlord fails to so remedy such default and the 4th Floor Lease and/or the 5th Floor Lease shall be terminated by Landlord because of such default, Subtenant shall have such remedies as Subtenant is entitled to at law.

      IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the day and year first above written.



                                SUBLANDLORD:

                                VANITY FAIR INTIMATES, INC.

                                By: /s/ L. M. Parnalis
                                    ------------------------------


                                SUBTENANT:

                                PROMO TEL, INC.


                                By: /s/ Frank Magliato
                                    ------------------------------
                                Name/Title: Frank Magliato, President

                                                                       EXHIBIT A

                                [Graphic Omitted]
                            [Floor Plan - 4th Floor]

                                                                       EXHIBIT A

                                [Graphic Omitted]
                            [Floor Plan - 5th Floor]

               [Letterhead of ORRICK, HERRINGTON & SUTCLIFFE LLP]

                                October 31, 1996

VIA HAND DELIVERY

Mr. Frank Magliato
Chief Executive Officer
PromoTel, Inc.
500 Fifth Avenue, Suite 424
New York, New York 10110

      Re: Sublease of 4th and 5th Floors at 8-16 West 38th Street ("Permanent Space") and Sublease of 7th Floor at 5-9 West 37th Street ("Temporary Space")

Dear Frank:

      I have just learned that the overlandlord for the Temporary Space consented to your sublease yesterday, October 30, 1996, and therefore your sublease of the Temporary Space commences today.

      I have enclosed for your records original executed copies of the sublease for the Permanent Space and the sublease for the Temporary Space. I have also enclosed a copy of a letter in which the overlandlord for the Permanent Space consents to your sublet of that space. I am awaiting a copy of the Temporary Space overlandlord's approval (I have received a copy of the signed signature page to the Consent to Sublet).

      Finally, I have enclosed for your records copies of the overlease for the Temporary Space and two overleases (4th floor and 5th floor) for the Permanent Space. These overleases are incorporated into your subleases, except as provided in your subleases. I draw your attention to Paragraph 43 in the overlease for the Temporary Space and Paragraph 45 in the overleases for the Permanent Space. These paragraphs set forth the insurance coverage requirements with which you must comply. As I indicated to you previously, prior to moving into the Temporary Space or the Permanent Space, as applicable, you must provide the sublandlord (Vanity Fair Intimates, Inc.) and applicable overlandlords with certificates of insurance. For the Temporary Space, you must have Vanity Fair Intimates, Inc. (sublandlord), 5-9 West 37th Street Limited Partnership (overlandlord) and Olmstead Properties, Inc.

                               ORRICK, HERRINGTON
                                 & SUTCLIFFE LLP

Mr. Frank Magliato
October 31, 1996
Page 2

(agent) named as additional insureds. For the Permanent Space, you must have Vanity Fair Intimates, Inc. (sublandlord), 8-14 West West 38th Street Corp. (overlandlord) and Time Equities, Inc. (agent), named as additional insureds.

      You may contact Mark Stein at Olmstead Properties, (212) 564-6662, ext. 220, to make arrangements with regard to moving into the Temporary Space.

      Please do not hesitate to call me at (212) 506-5084 if you have any questions.

      It has been a pleasure representing you on this matter.

                                      Very truly yours,


                                      /s/ David M. Traitel

                                      David M. Traitel
                                      (Not admitted in New York,
                                      awaiting admission)

Enclosures

cc:  Rubi Finkelstein, Esq.
     Peter Korda, Esq.
     Facsimile of letter only to Frank Magliato

                       [Letterhead of Time Equities, Inc]

                                      October 21, 1996

Jack Schulman, Esq.
Brief Kesselman Knapp & Schulman, LLP
Attorneys At Law
805 Third Avenue
New York, New York 10022

      Re: Sublease of fourth and fifth floors of 8-16 West 38th Street, New York, NY

Dear Mr. Schulman:

      I am writing to you on behalf of 8-14 West 38th Street Corp. ("Landlord").

      The Landlord hereby consents to the sublease dated October 14, 1996 by and between Vanity Fair Intimates, Inc. and Promo Tel, Inc. for the entire fourth and fifth floors of 8-16 West 38th Street, New York, New York subject to and conditional upon the following provisions:

      1) Landlord shall receive a certificate of insurance from Promo Tel, Inc. listing "8-14 West 38th Street Corp." and "Time Equities, Inc., As Agent" as additional insureds with respect to public liability insurance;

      2) Landlord shall receive evidence reasonably satisfactory to Landlord that "Vanity Fair Mills, Inc." changed its name to "Vanity Fair Intimates, Inc."; and,

      3) Landlord shall receive plans and a New York City Department of Buildings application for its review and signature for the construction related to the sublease. The plans shall include a demising wall on the fifth floor to be built on the property line separating 5-9 West 37th Street and 8-16 West 38th Street and the separation of any building systems (i.e., electric,, heat, sprinkler, etc.) that cross over from 8-16 West 38th Street to 5-9 West 37th Street.

      If you wish to discuss the foregoing further, please contact me.

                                      Sincerely yours,

                                      8-14 WEST 38th STREET CORP.
                                      BY: TIME EQUITIES, INC., AS AGENT


                                      By /s/ Richard Recny
                                         ------------------------------
                                         Richard Recny
                                         Director of Asset Management

cc: Marc Weiss

                           VANITY FAIR INTIMATES, INC.
                              5-9 West 37th Street
                               New York, New York

                                October 11, 1996

Mr. Frank Magliato
Promo Tel, Inc.
500 Fifth Avenue, Suite 424
NY, NY 10110

      Re: Sublease of 4th and 5th Floors, 8-16 West 38th Street (the "Permanent Space"); Sublease of 7th Floor, 5-9 West 37th Street (the "Temporary Premises")

Dear Mr. Magliato:

      In connection with that certain sublease (the "Permanent Sublease"), dated October 16, 1996, between Vanity Fair Intimates, as Sublandlord ("Sublandlord"), and Promo Tel, Inc., as Subtenant ("Subtenant"), for the first above referenced space, Sublandlord and Subtenant hereby agree as follows:

      1. Temporary Sublease. Sublandlord hereby temporarily subleases to Subtenant the entire seventh floor of the building located at 5-9 West 37th Street (the "Temporary Sublease") for a term commencing on later to occur of (a) October 22, 1996 or (b) the day following the landlord's consent of such temporary leasing, if required (the "Commencement Date), and terminating on the date that both the fourth and fifth floors of the Permanent Space are available to Subtenant pursuant to the terms of the Permanent Sublease ("Expiration Date"). Notwithstanding the foregoing, in no event shall the Expiration Date be later than September 15, 1997.

      2. Fixed Rent. During the term of this Temporary Sublease, no fixed rent shall be payable by Subtenant to Sublandlord with respect to the Temporary Premises.

      3. Lease. Except as otherwise expressly provided herein or to the extent inconsistent with this Temporary Sublease, all of the terms, covenants, conditions and provisions in that certain overlease, dated July 1, 1986, as amended, between Time Equities, Inc., agent, as landlord ("Landlord"), and Sublandlord, as tenant (the "Lease"), are hereby incorporated in, and made a part of this Temporary Sublease and such rights and obligations as are contained in the Lease are hereby imposed upon the respective parties hereto to the extent the same relate to the Temporary Premises and Subtenant's use of the Temporary Premises; this Temporary Sublease being substituted for the term "Lease" set forth in the Lease, the Sublandlord herein being substituted for the Landlord named in the

Lease and the Subtenant herein being substituted for the Tenant named in the Lease; provided, however, that the Sublandlord herein shall not be liable for any defaults by, or obligations of, Landlord except as specifically set forth herein and any reference to "Landlord" in the Lease with respect to the furnishing of services, utilities, access, repairs and facilities shall be deemed to refer to Landlord rather than Sublandlord. Notwithstanding the foregoing, throughout the term of this Temporary Sublease Subtenant shall not be responsible for any Porter Wage Payments or Tax Payments as such terms are defined under the Lease.

      4. Additional Rent. Subtenant shall pay Sublandlord all costs, charges, monies and expenses of Sublandlord under the Lease that are denominated as Additional Rent under the Lease which are allocable to the term of this Temporary Sublease.

      5. Electricity. Subtenant shall pay Sublandlord a flat fee of One Thousand ($1,000.00) per month as additional rent for its consumption of electricity within the Temporary Premises during the term hereof to be payable on the first day of each month. There shall be no other charges due Sublandlord for the consumption of electricity by Subtenant within the Temporary Premises during the term of this Temporary Sublease.

      6. Landlord's Consent. Sublandlord and Subtenant acknowledge that Landlord must consent to this Temporary Sublease for this Sublease to be a valid and binding agreement between the parties hereto. Sublandlord shall deliver this Temporary Sublease to Landlord within three (3) business days of its full execution for its approval. If such written consent is not obtained from Landlord within fifteen (15) days of the date of delivery to Landlord, then Subtenant shall have the option of cancelling this Sublease by delivering written notice of such cancellation within three (3) days of the end of the aforesaid fifteen (15) day period to Sublandlord. In the event of the exercise of such cancellation option both this Temporary Sublease and the Permanent Sublease shall be deemed null and void and of no further force and effect and Sublandlord shall promptly return to Subtenant all monies paid to Sublandlord under the Permanent Sublease.

      7. As Is. Subtenant has examined the Premises, is aware of the physical condition thereof and agrees to take the same "as is" in its condition as of the date hereof, subject to normal wear and tear. Subtenant agrees that the Temporary Premises shall be used and occupied only for general office purposes in connection with Subtenant's business pursuant to the terms of the Lease. Notwithstanding the foregoing, the Temporary Premises shall be delivered to Subtenant in a broom-clean condition.

      8. Security. As security for the faithful performance and observance by Subtenant of the terms, provisions, covenants and conditions of this Temporary Sublease, Subtenant hereby authorizes

Sublandlord to make use of the Security Deposit paid to Sublandlord under the Permanent Sublease in the event of a default under this Temporary Sublease. Upon such a default by Subtenant hereunder, after the Subtenant receives such notice and opportunity to cure as provided under the Lease, Sublandlord may draw against the Security Deposit pursuant to the terms of the Permanent Sublease.

      9. Inapplicable Lease Provisions. For purposes of this Sublease the following articles, sections or described portions of the Lease shall not be deemed incorporated or made a part of this Temporary Sublease:

      (a) The Base Lease: the "Witnesseth" clauses with respect to the definition of the demised premises and the term of the Lease, Article 2, the amount of security set forth under Article 34, Article 48, the Rent Schedule (Exhibit A), the entire Porter Wage Payment Rider to the Lease and paragraphs 1, 2, 4, 6, 9, 12, 13, 14 of the Supplemental Rider to the Lease and Landlord's Work Letter.

      (b) First Modification to Lease: Paragraphs A, B, C, D, E, F (1-3, 4a and the last two sentences of 4d), J, K, L, M, N, S and W of Article SECOND, Article FOURTH, Article FIFTH, Article SIXTH, Article EIGHTH, Article NINTH and Article TENTH.

      (c) Second Modification to Lease: Article FIRST, Article SECOND, Article THIRD, Article FOURTH, the second, third and fourth paragraphs of Article FIFTH, Sections A, B, C, D and E of Article SIXTH, Sections (1) -- (6) of Article SEVENTH, Article EIGHTH, Article NINTH and Article TENTH.

      10. Hold--Over. If the Temporary Premises are not surrendered upon the termination of this Temporary Sublease in the order, condition and repair as existed at the Commencement Date (except for ordinary wear and tear), Subtenant hereby indemnifies and holds harmless Sublandlord from and against all loss, cost, liability, claim, damage and expense (including, without limitation, reasonable attorneys' fees) resulting from any delay by Subtenant in so rendering the Premises (exclusive of delays directly caused by Sublandlord), and Subtenant, at the option of Sublandlord, shall be deemed to be occupying the Premises as a tenant from month to month, at a monthly rental equal to the monthly rental payable by Sublandlord to Landlord in the event of a "hold--over" occupancy under Paragraph 38 of the Lease.

      11. Cross--Default. Subtenant hereby acknowledges and agrees that any default by Subtenant under the Permanent Sublease shall constitute a default by Subtenant under this Temporary Sublease. Furthermore, in the event that the Permanent Sublease shall terminate for any reason during the term hereof, this Sublease shall likewise terminate in the same manner.

      12. Consent for Permanent Space. Notwithstanding the foregoing provisions of this Temporary Sublease, Sublandlord and Subtenant agree that the landlord for the Permanent Space must consent in writing to the Permanent Sublease for this Temporary Sublease to continue to be a valid and binding agreement between the parties hereto. If such consent is not obtained from such landlord within the required time period set forth in the Permanent Sublease and said Sublease is terminated, then this Temporary Sublease shall be automatically be deemed null and void and of no further force and effect and, if Subtenant is in possession of the Temporary Premises at such time, Subtenant shall vacate the Temporary Premises pursuant to the terms hereof and pay Sublandlord all amounts owed hereunder, each within ten (10) days from the date of termination of the Permanent Sublease.

      13. Indemnification. Subtenant agrees to hold harmless, indemnify and defend Sublandlord from and against any and all claim, damage, cost, expense (including, without limitation attorneys' fees) or liability ("Claims") arising from or related to its breach of any of the provisions hereof, including without limitation, any Claims in connection with or arising from any damage to the Temporary Premises caused by the acts or omissions of the Subtenant (apart from ordinary wear and tear).

      14. Estoppel. Sublandlord affirms that, the Lease is in full force and effect, and to the knowledge of Sublandlord, there exists no material default by Landlord or Sublandlord under the Lease and no condition currently exists which, with the passage of time, would constitute a material default under the Lease.

      15. Default by Sublandlord. In the event of a default by Sublandlord under the Lease for failure to pay Fixed or Additional Rent thereunder (assuming Tenant is not in default under this Sublease and has timely paid all Fixed Rent and Additional Rent due hereunder), Sublandlord shall remedy such default in the manner and within the time period set forth in the Lease. In the event Sublandlord fails to so remedy such default and the Lease shall be terminated by Landlord because of such default, Subtenant shall have such remedies as Subtenant is entitled to at law.

      16. Miscellaneous. The parties hereto agree as follows: (a) Subtenant shall be solely responsible for securing and maintaining the security of the Temporary Premises and that Sublandlord shall have no obligation or liability of any nature whatsoever relating thereto; (b) Subtenant shall not assign, encumber, transfer or further sublet its interest in this Temporary Sublease or otherwise allow the Temporary Premises to be used by others; (c) this Temporary Sublease constitutes the entire agreement between the parties relating to the subject matter hereof; (d) this Sublease shall inure to the benefit of all parties hereto, their successors and permitted assigns; and (e) this Temporary Sublease may not be changed orally, but only by an agreement in writing signed by the parties hereto.

      If the foregoing correctly represents the agreement between the parties hereto, please sign this letter agreement in the space provided below and return it to the undersigned, at which time it will becoming a binding agreement between the parties.

                                        Very truly yours,

                                        VANITY FAIR INTIMATES, INC.

                                        By: /s/ L. M. Parnalis
                                            -----------------------
                                                L. M. Parnalis

Accepted and Agreed to as of
this 16 day of October, 1996

PROMO TEL, INC.


By: /s/ Frank Magliato
    -----------------------
    Frank Magliato
    Chief Executive Officer